Exhibit 3.3

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 11/10/2020 02:07 PM
Original ID: 2017-000778638
Amendment ID: 2020-003057233

Profit Corporation
Articles of Amendment

1. Corporation name:

XTRA ENERGY CORPORATION

2. Article number(s) 5 (FIVE) is amended as follows:

****Article number(s) is not your filing ID number.*** *Example: 2000-000123456*

On November 2, 2020 the Board of directors adopted a resolution to designate 5,000,000 preferred shares forming a Class of Series A Super Voting Preferred shares Par Value $0.0001.

As a result of the designation of 5,000,000 Series A Super Voting Preferred shares Par Value $0.0001, this would leave a balance of 495,000,000 undesignated preferred shares Par Value $0.0001 to be used for the creation of further classes of preferred shares in the future.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 11/02/2020
(Date – mm/dd/yyyy)

RECEIVED
NOV - 5 2020
WYOMING
SECRETARY OF STATE

P-Amendment – Revised August 2019

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

- [x] **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]
(May be executed by Chairman of Board, President or another of its officers.)

Date: 11/03/2020
(mm/dd/yyyy)

Print Name: Linda MacDonald

Contact Person: Linda MacDonald

Title: President/Director

Daytime Phone Number: 204-885-5555

Email: lmacdonald@natgrp.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- [x] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [x] Please submit one **originally signed** document.
- [x] **Typical processing time is 3-5 business days** following the date of receipt in our office.
- [x] *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- [x] Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment – Revised August 2019

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A SUPER VOTING PREFERRED STOCK,
$0.0001 PAR VALUE PER SHARE

XTRA Energy Corporation, a Corporation Incorporated under the laws of the State of Wyoming (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on November 2, 2020, in accordance with the provisions of its Articles of Incorporation (as may be amended and restated through the date hereof, the "Certificate of Incorporation") and Bylaws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby designates a series of the Corporation's previously authorized Preferred stock, par value $.0001 per share (the "Preferred Stock") as its Series A Super Voting Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by its duly authorized officers as of the 2nd day of November 2020.

XTRA ENERGY CORPORATION

By: ______________________
Name:Linda MacDonald
Title: President and Director

ANNEX A
SERIES A SUPER VOTING PREFERRED STOCK

1. AUTHORIZED SHARE CAPITAL;

The Authorized Share capital of the Series A Super Voting Preferred Stock is 5,000,000 (Five Million) Shares Par Value $0.0001.

2. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Super Voting Preferred Stock, $0.0001 par value per share (the "Series A Super Voting Preferred Stock").

B. Number of Shares. The number of shares of Series A Super Voting Preferred Stock authorized shall be One Thousand (1000) shares. Each share of Series A Super Voting Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C. Dividends. Initially, there will be no dividends due or payable on the Series A Super Voting Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

3. LIQUIDATION Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Super Voting Preferred Stock are entitled to receive net assets on a pro - rata basis . Each holder of Series A Super Voting Preferred Stock is entitled to receive pro rata any dividends declared by the Board, if any, out of funds legally available for the payment of dividends . As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding - up, whether voluntary or involuntary, of the Corporation, (ii) the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Super Voting Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series A Super Voting Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series A Super Voting Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series A Super Voting Preferred Stock elect otherwise . 4. CONVERSION Conversion of the Series A Super Voting Preferred Stock is permitted ; For every Series A Super Voting Preferred Share held can be converted into 2 , 000 Common Shares . 5. RANK All shares of the Series A Super Voting Preferred Stock shall rank (i) senior to the Corporation's (A) Common Stock, par value $ 0 . 0001 per shar e ( "Common Stock"), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 4 , (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Super Voting Preferred - Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary . 6. VOTING RIGHTS A. For every share held of the Series A Super Voting Preferred Stock, is entitled to 1,000,000 (One Million) votes per share. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Super Voting Preferred Stock may vote singularly or vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate oflncorporation or By - laws . 7. PROTECTION PROVISIONS So long as any shares of Series A Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Super Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series A Super Voting Preferred so as to affect adversely the holders of Series A Super Voting Preferred Stock . 8. MISCELLANEOUS A. Redemption. The Series A Super Voting Preferred Stock is Non - Redeemable and Non - Callable. B. Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

• C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Super Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Super Voting Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Super Voting Preferred Stock. D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section. If to the Corporation: XTRA Energy Corporation Unit 100B 1765 Sargent Avenue Winnipeg Manitoba, Canada Ifto the holders of the Series A Super Voting Preferred Stock, to the address listed in the Corporation's books and records. The foregoing Amendment was adopted by the Board of Directors of the Company pursuant to the Wyoming Business Corporations Act, on November 2 , 2020 . Therefore, the number of votes cast for the Amendment to the Company's Articles of Incorporation was sufficient for approval . IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of the date first above written.

r ----------------------------------------------- - Wyoming Secretary of State Herschler Building East, Suite 101 122 W 25th Street Cheyenne, WY 82002 - 0020 Ph. 307.777.7311 Email: Business@wyo.gov L - - - - � WY Secretary of State FILED: 06/10/2025 12:44 PM Original ID: 2017 - 000778638 Amendment ID: 2025 - 005855183 Profit Corporation Articles of Amendment 1. Corporation name: (Name must match exactly to the Secretary of State's records.) rmerican Antimony Corporation By Directors and ' Shareholders resolution Dated April 17, 2025 it was determined that the Company $hould amend the Ceriificate of Designations of the Series A Super Voting Preferred (Clause 6, Voting Rights) from One Million (1,000,000) votes per share, to be reduced to Twenty Thousand (20,000) votes per share. Five (5) I 2. Article number(s) , is amended as follows: *See checklist below for article number information. 3 . If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment . NA P - Amendment - Revised June 2021

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.) D Shares were not issued and the board of directors or incorporators have adopted the amendment. OR Ƒ Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17 - 16 - 1005. OR Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17 - 16 - 1003. Signature: -- J:,..., .,. � - -------- - (May be executed by Chairman of Board, President or another of its officers.) P . N !M ahmood (Mac) Shahsavar I IKen Kerster nnt ame: .... , Contact Person: .. - ;:::::::==================::::: Title: !Chairman, CEO I Daytim e Phone Number: r03 - 650 - 1358 Email: lcorpconsult1@gmail.com Date : I &I/ / I 7/40,;i_<.J - (mmlddlyyyy) (An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.) Checklist Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State. Processing time is up to 15 business days following the date of receipt in our office. *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. Article number(s) is not the same as the filing ID number. � Please mail with payment to the address at the top of this form. This form cannot be accepted via email. � Please review the form prior to submission. The Secretary of State's Office is unable to process incomplete forms. P - Amendment � Revised June 2021 ,·'."'; � \ � )tLLZ ,.. ض � ' _.,,, /'l